UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Community Capital Corporation
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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COMMUNITY CAPITAL CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 26, 2010

This letter serves as your official notice that the 2010 annual meeting of shareholders of Community Capital Corporation will be held at CapitalBank, 109 Montague Avenue, Greenwood, South Carolina, on Wednesday, May 26, 2010, beginning at 9:00 a.m. eastern time, for the following purposes:

(1)	To elect five members to our Board of Directors;

(2)	To ratify the appointment of Elliott Davis, LLC as our independent registered public accounting firm for the fiscal year ending December 31, 2010; and

(3)	To transact any other business that properly comes before the annual meeting or any adjournment of the meeting.

Only holders of record of our common stock at the close of business on March 19, 2010 are entitled to notice of, and to vote at, the annual meeting or any adjournment of the meeting.

You are cordially invited and urged to attend the annual meeting in person, but if you are unable to do so, please date, sign, and promptly return your proxy in the enclosed, self-addressed, postage-paid envelope.  If you attend the annual meeting and desire to revoke your proxy and vote in person, you may do so.  In any event, a proxy may be revoked at any time before it is exercised.

Each shareholder who attends the meeting may be asked to present valid picture identification, such as a driver’s license or passport.  Shareholders attending the meeting and holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date.

By Order of the Board of Directors,

William G. Stevens
President and Chief Executive Officer

Patricia C. Hartung
Chairman of the Board

Greenwood, South Carolina
April 21, 2010

PROXY STATEMENT	1
ABOUT THE MEETING	1
What is the purpose of the annual meeting?	1
Who is entitled to vote at the meeting?	1
What are the voting rights of the holders of our common stock?	1
Who can attend the meeting?	1
What constitutes a quorum?	1
How do I vote?	2
Can I change my vote after I return my proxy card?	3
What vote is required to approve each item?	3
Who bears the cost of this proxy statement and who may solicit proxies?	3
Where can I obtain a copy of this proxy statement and the Company’s Annual Report for 2009?	3
ELECTION OF DIRECTORS	4
Who are the current members of the Board?	4
Important Information Regarding Directors	5
What is the role of the Board’s committees?	7
How does the Board select nominees for the Board?	8
What is the leadership structure of the Board of Directors and its role in oversight of the Company’s risks?	10
How often did the Board meet during fiscal year 2009?	11
How are directors compensated?	11
What related party transactions involve directors and officers?	12
Who are the Company’s Named Executive Officers?	13
RATIFICATION OF APPOINTMENT OF REGISTERED PUBLIC ACCOUNTING FIRM	13
OTHER BUSINESS	14
SECURITY OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN BENEFICIAL OWNERS	15
Who are the largest owners of our stock?	15
How much stock do our directors and executive officers own?	15
Section 16(a) Beneficial Ownership Reporting Compliance	16

EXECUTIVE COMPENSATION	17
Summary of Cash and Certain Other Compensation	17
Summary Compensation Table	17
Outstanding Equity Awards at Fiscal Year-End	18
Compensation Arrangements	18
REPORT OF THE AUDIT COMMITTEE	23
MISCELLANEOUS	23
Does the Company have a code of ethics?	23
How do shareholders communicate with the Board?	23
When are shareholder proposals for the 2011 Annual Meeting due?	24
ANNUAL REPORT ON FORM 10-K	25

COMMUNITY CAPITAL CORPORATION
1402-C Highway 72 West
Greenwood, South Carolina 29649

PROXY STATEMENT

This proxy statement contains information related to the 2010 annual meeting of our shareholders to be held at CapitalBank, 109 Montague Avenue, Greenwood, South Carolina, on Wednesday, May 26, 2010, at 9:00 a.m. eastern time, and at any adjournment of the meeting.  We are mailing this proxy statement to shareholders on or about April 21, 2010.

ABOUT THE MEETING

What is the purpose of the annual meeting?

At our annual meeting, shareholders will act upon the matters outlined in the notice of meeting on the cover page of this proxy statement, including the election of directors and the ratification of our independent registered public accounting firm.  In addition, management will report on our performance in 2009 and respond to questions from shareholders.

Who is entitled to vote at the meeting?

Only shareholders of record at the close of business on March 19, 2010, the record date for the meeting, are entitled to receive notice of and to participate in the annual meeting, or any adjournment of the meeting.

What are the voting rights of the holders of our common stock?

Cumulative voting for the election of directors is not available under our Articles of Incorporation.  Consequently, each outstanding share of our common stock is entitled to one vote on each matter to be voted upon at the annual meeting.

Who can attend the meeting?

All shareholders as of the record date, or their duly appointed proxies, may attend the meeting, and, subject to space availability, one guest may accompany each shareholder.  Because seating is limited, admission of guests at the meeting will be on a first-come, first-served basis.  Registration and seating will begin at 8:45 a.m. eastern time.  If you attend the meeting, please note that you may be asked to present valid picture identification, such as a driver’s license or passport.  If you hold your shares in “street name” (that is, through a stockbroker, bank, or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting.  We will not permit cameras, recording devices, or other electronic devices at the meeting.

What constitutes a quorum?

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock on the record date constitutes a quorum, permitting the meeting, or any adjournment of the meeting, to take place.  As of the record date, approximately 1,493 shareholders held of record 9,921,321 issued and outstanding shares of our common stock.  Consequently, the presence of the holders of common stock representing at least 4,960,661 votes will be required to establish a quorum.

We will consider directions to withhold authority to vote for directors, abstentions, and broker non-votes to be present in person or by proxy and entitled to vote.  Therefore, we will count these shares for purposes of determining whether a quorum is present at the annual meeting.  (A broker non-vote occurs when a broker or other nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the broker or nominee does not have the discretionary voting power and has not received voting instructions from the beneficial owner.)

If a quorum is not present or represented at the annual meeting, the shareholders entitled to vote, present in person or represented by proxy, have the power to adjourn the meeting from time to time, without notice other than an announcement at the meeting, until a quorum is present or represented.  Our directors, officers, and regular employees may solicit proxies for the reconvened meeting in person or by mail, telephone, or telegraph.  At any reconvened meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally scheduled.

How do I vote?

If you complete and properly sign the accompanying proxy card and return it to us, the individuals designated by the Board of Directors on the proxy card as proxy holders will vote it as you direct.  If you are a holder of record as of the record date and attend the meeting, you may deliver your completed proxy card in person.  Unless you give other instructions on your proxy card, the designated proxy holders will vote in accordance with the Board’s recommendations set forth below.  With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

Many of our shareholders hold their shares in “street name” through a stockbroker, bank, or other nominee rather than directly in their own name.  If you hold our shares in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these materials are being forwarded to you by your broker or nominee, which is considered the shareholder of record with respect to those shares.  As the beneficial owner, you have the right to direct your broker or nominee how to vote and are also invited to attend the annual meeting.  However, since you are not the shareholder of record, you may not vote these shares in person at the meeting unless you obtain a signed proxy from the shareholder of record giving you the right to vote the shares.  Your broker or nominee has enclosed or provided a voting instruction card for you to use to direct your broker or nominee how to vote these shares.

If you hold your shares in street name, it is critical that you cast your vote.  In the past, if you held your shares in street name and you did not indicate how you wanted your shares voted in the election of directors, your bank or broker was allowed to vote those shares on your behalf as they felt appropriate.  However, new regulations now prohibit your broker from voting uninstructed shares on a discretionary basis for the election of directors but still permit discretionary voting for the ratification of our independent public accounting firm.  Thus, if you hold your shares in street name and you do not instruct your broker how to vote at the meeting, no votes will be cast on your behalf for proposal one.  Further, if you abstain from voting on a particular proposal, the abstention does not count as a vote in favor of or against the proposal.

Can I change my vote after I return my proxy card?

Yes.  Even after you have submitted your proxy, you may revoke or change your vote at any time before the proxy is exercised at the annual meeting by (i) delivering to our Corporate Secretary a written notice, bearing a date later than the proxy, stating that the proxy is revoked, (ii) signing and delivering a proxy relating to the same shares, bearing a later date prior to the vote at the annual meeting, or (iii) attending the annual meeting and voting in person.  Please note that your attendance at the meeting will not automatically revoke your proxy.  You must specifically revoke your proxy.  Whether or not you plan to attend the annual meeting, you are urged to sign and return the enclosed proxy.

What vote is required to approve each item?

Election of Directors.  The five nominees receiving the greatest number of votes cast (although not necessarily a majority of the votes cast) at the annual meeting will be elected to the Board of Directors.  Accordingly, directions to withhold authority, abstentions, and broker non-votes will have no effect on the outcome of the vote.  You cannot vote, in person or by proxy, for a greater number of persons than five, the number of nominees named in the proxy.

Other Items.  For each other item, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the item will be required for approval.

Street Name.  As described above, if you hold your shares in “street name” through a stockbroker, bank, or other nominee, your stockbroker, bank, or nominee will be prohibited from exercising voting discretion with respect to the election of directors.  Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted for the election of directors and will not be counted in determining the number of shares necessary for approval.

Who bears the cost of this proxy statement and who may solicit proxies?

We will bear the cost of preparing, assembling, and mailing this proxy statement and the form of proxy.  Our directors, officers, and employees may also solicit proxies personally or by mail, telephone, or telegram.  No compensation will be paid for these solicitations.  In addition, we may request banking institutions, brokerage firms, custodians, nominees, and fiduciaries to forward our proxy solicitation materials to the beneficial owners of our common stock held of record by these entities, and we will reimburse their reasonable forwarding expenses.

Where can I obtain a copy of this proxy statement and the Company’s Annual Report for 2009?

This proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2009 are available to the public for viewing on the Internet at www.comcapcorp.com or http://www.snl. com/IRWebLinkX/GenPage. aspx?IID=109076&GKP=203536.  Directions may also be obtained by calling Investor Relations at (864) 941-8242.

PROPOSAL ONE
ELECTION OF DIRECTORS

Our Articles of Incorporation provide for a classified Board of Directors so that, as nearly as possible, one-third of the members of the Board are elected at each annual meeting to serve until the third annual shareholders’ meeting after their election.  At the date of the 2010 annual meeting of shareholders, the Board will consist of twelve directorships divided into three classes with each class consisting of four members.  On February 24, 2010, Stephen Skiba was elected by the Board and appointed to the class which term expires at the 2011 annual meeting of shareholders.  However, pursuant to the Company's Amended and Restated Bylaws, the term of a director who is elected by the Board expires at the next election of directors by the shareholders.  Therefore, Mr. Skiba will be up for election at the 2010 annual meeting of shareholders and then will be up for election with the other members of his class at the 2011 annual meeting of shareholders.  The Board has determined that all directors, except William G. Stevens, are independent under the Marketplace Rules of the NASDAQ Global Market (“NASDAQ”).

The Board proposes four individuals as nominees to serve from the date of their election at the annual meeting until the 2013 annual meeting of shareholders and one individual as a nominee to serve from the date of their election at the annual meeting until the 2011 annual meeting of shareholders, or until their successors shall have been earlier elected and qualified.

All of the nominees are currently members of the Board and were each initially recommended by our Nominating Committee and approved by an unanimous vote of the Board.  Each of these nominees has consented to serve if elected.  If any of them becomes unavailable to serve as a director, the persons named as proxy holders on the attached proxy card may designate a substitute nominee in accordance with their best judgment.  In that case, the proxy holders will vote for the substitute nominee.

Terms Expiring in 2013:  Harold Clinkscales Jr., Wayne Q. Justesen Jr., Clinton C. Lemon, Jr., William G. Stevens

Term Expiring in 2011:    Stephen G. Skiba

The Board recommends that shareholders vote “FOR” each of the persons listed above.

Who are the current members of the Board?

The following table identifies the names, ages, Board term expiration, and committee memberships of our Board members as of the date of this proxy:

Name	Age	Term Expiring In	Audit Committee	Compensation Committee	Nominating Committee	Corporate Governance Committee	Capital Committee
Harold Clinkscales, Jr.	57	20101		**	*	*
Patricia C. Hartung	56	2011	*	*		*	*
Wayne Q. Justesen, Jr.	64	20101	*	*	*	*
B. Marshall Keys	59	2012				*	*
Clinton C. Lemon, Jr.	65	20101	*
Miles Loadholt	67	2011	*
H. Edward Munnerlyn	66	2011		*		**	*
George B. Park	59	2012	*	*			**
George D. Rodgers	66	2012					*
Stephen G. Skiba	55	20102	*
William G. Stevens	65	20101				*	*
Lex D. Walters, Ph.D.	72	2012	**	*	*

1  These directors are nominated for re-election at the 2010 annual meeting of shareholders for terms expiring at the 2013 annual meeting.

2  Mr. Skiba is nominated for election at the 2010 annual meeting of shareholders.  Pursuant to the Company’s classified Board structure, Mr. Skiba’s term will expire at the 2011 annual meeting so that each class will consist of four members.

*  Member

**  Chairperson

Important Information Regarding Directors

Directors Whose Terms Expire at the 2010 Annual Meeting

Harold Clinkscales, Jr., has served as President and owner of Southern Burglar and Fire Alarm Company, Inc. since 1974.  He has served as one of our directors since January 2000.  Mr. Clinkscales’ business and personal experience in certain of the communities that CapitalBank serves provides him with a useful appreciation of markets that we serve.

Wayne Q. Justesen, Jr., has been employed by Greenwood Mills, Inc., a textile manufacturer, since 1978 and has served as Secretary and General Counsel of Greenwood Mills, Inc. since 1983.  He has served as one of our directors since our inception in April 1988.  Mr. Justesen’s institutional knowledge of the Company’s business, as well as his own business and personal experience in our principal market area, provides him with a useful appreciation of markets that we serve.

Clinton C. Lemon, Jr., has served as Chairman and Chief Executive Officer of Southern Tank Transport in Holly Hill, South Carolina since 1993.  Mr. Lemon is also President of The Geo. A. Rheman Company, Inc. since 1976, Southern Chemical Haulers Inc. since 1982, Craven Land, Inc. since January 2005, L & H Property Holdings, LLC since December 2004, and Southern Transportation, LLC since 2003.  Mr. Lemon has served as one of our directors since March 1997.  Mr. Lemon brings to the Board an intimate understanding of the Company’s business and organization, as well as substantial leadership ability and management experience.

Stephen G. Skiba, has been a private investor focused on publicly traded financial institutions since 2003.  Mr. Skiba is a registered CPA.  Mr. Skiba’s diversified professional experience as a President and CEO, corporate financial officer, securities analyst and partner in a public accounting firm provides the Board with an individual that has knowledge and expertise of financial reporting requirements of public companies and leadership capabilities.

William G. Stevens, has served as our President and Chief Executive Officer and as one of our directors since our inception in April 1988, and has also served as President and Chief Executive Officer of CapitalBank or predecessors from 1989 until May 1998 and from January 1, 2001 until the present.  NCNB National Bank of South Carolina (formerly Bankers Trust) employed Mr. Stevens for eighteen years prior to 1987.  Mr. Stevens’ intimate understanding of the Company’s business and organization, substantial leadership ability, banking industry expertise, knowledge of financial reporting requirements of public companies, and business and personal ties to CapitalBank’s market areas enhance his ability to contribute as a director of our Company.

Directors Whose Terms Expire at the 2011 Annual Meeting

Patricia C. Hartung, has served as the Executive Director of the Upper Savannah Council of Governments since March 1990 and served as its Assistant Director from August 1984 to March 1989.  Ms. Hartung has served as one of our directors since our inception in April 1988 and has served as the Chairman of the Company since May 2007.  During her tenure as Chairman, Ms. Hartung has developed knowledge of the Company’s business, history, organization, and executive management which, together with her personal understanding of many of the markets that we serve, has enhanced her ability to lead the Board through the current challenging economic climate.

Miles Loadholt, is a Senior Partner of Motley Rice, LLC (f/k/a Ness, Motley, Loadholt, Richardson & Poole), where he has practiced law since 1968.  He has served as one of our directors since May 1999.  Mr. Loadholt’s institutional knowledge of the Company’s business, as well as his own business and personal experience in certain of the communities that CapitalBank serves, provides him with a useful appreciation of markets that we serve.  Mr. Loadholt’s legal training and experience enhance his ability to understand the Company’s regulatory framework.

H. Edward Munnerlyn, has served as President and owner of Munnerlyn Company, a corporate apparel and uniforms company, since January 1989.  Prior to 1989 he was employed by Greenwood Mills, Inc. for twenty years and was Executive Vice President when he left Greenwood Mills, Inc. in 1988.  He has served as one of our directors since our inception in April 1988.  Mr. Munnerlyn’s institutional knowledge of the Company’s business, as well as his own business and personal experience in certain of the communities that CapitalBank serves, provides him with a useful appreciation of markets that we serve.

Directors Whose Terms Expire at the 2012 Annual Meeting

B. Marshall Keys, has owned and operated Palmetto Insurance Associates, L.L.C. of Belton, South Carolina and the Keys Insurance Agency, Inc. since 1973.  He has served as one of our directors since May 2000.  Mr. Keys’ business experience and personal ties to certain of CapitalBank’s market areas enhance his ability to contribute as a director.

George B. Park, has served as President and Chief Executive Officer of Otis S. Twilley Seed Company, Inc., a mail order seed company, since August 1993 and as President and owner of GeoSeed, a seed distribution company, since August 1993.  Prior to 2002, Mr. Park also served as Interim Chief Executive Officer and Managing Director of K. Sahin Zaden, B.V., a flower seed breeding and production company.  Prior to 1989, he was co-owner, Vice President and Corporate Secretary of George W. Park Seed Company.  He has served as one of our directors since our inception in April 1988, and also serves as Assistant Secretary to the Company and CapitalBank.  Mr. Park’s institutional knowledge of the Company’s business and leadership abilities, as well as his own business and personal experience in certain of the communities that CapitalBank serves, provides him with a useful appreciation of the markets that we serve.

George D. Rodgers, served as owner of Palmetto Insurance Associates of Anderson, LLC and The Rodgers Agency, Inc. of Clemson, South Carolina from 1985 until his retirement in December 2009.  Mr. Rodgers has served as one of our directors since June 1995. Mr. Rodgers’ business and personal experience in certain of the communities that CapitalBank serves provides him with a useful appreciation of markets that we serve.

Lex D. Walters, Ph.D., has served as President Emeritus of Piedmont Technical College since February 2008.  Prior to 2008, he served as President of Piedmont Technical College since 1968.  He has served as one of our directors since our inception in April 1988.  During his tenure as a director, Mr. Walters has acquired vast institutional knowledge of the Company’s business, history, and organization which, together with the relationships that he has developed in certain of the communities that CapitalBank serves, adds value to the Board of Directors.

What is the role of the Board’s committees?

The Board of Directors has standing Audit, Compensation, Nominating, Corporate Governance, and Capital Committees.

Audit Committee.  We describe the functions of the Audit Committee under the heading “Report of the Audit Committee.”  The Audit Committee operates under a written charter, which was included as Appendix A to the proxy statement for the 2008 annual meeting of shareholders. The Board has determined that all of the current members of the Audit Committee meet the independence criteria prescribed by NASDAQ and the Securities and Exchange Commission (the “SEC”) for service on the Audit Committee.  The Board of Directors has determined that Mr. Skiba is an audit committee financial expert, as that term is defined in Item 407(d)(5) of Regulation S-K under the Exchange Act.  The Audit Committee met five times during 2009.

Compensation Committee.  The Compensation Committee of our Board of Directors oversees the Company’s overall executive compensation philosophy, establishes and implements the Company’s compensation program for our named executive officers, and monitors the Company’s adherence to that program.  For 2009, the Compensation Committee was composed of six members, each of whom is an independent director under the rules of Financial Industry Regulation Authority (formerly the National Association of Securities Dealers).  The current members are Messrs. Harold Clinkscales, Jr. (Chairman), George B. Park, Wayne Q. Justesen, Jr.,  Lex D. Walters, PhD, H. Edward Munnerlyn and Ms. Patricia C. Hartung.  The Board has determined that all of the members of the Compensation Committee are independent directors under the applicable rules of NASDAQ.  The Compensation Committee does not have a charter.

The Compensation Committee’s primary purpose is to assist the Board in discharging the Board’s responsibilities relating to compensation of our executive officers.  The Compensation Committee evaluates compensation to ensure that the Company maintains its ability to attract and retain highly qualified and effective employees in key positions and that compensation remains competitive relative to the compensation paid to similarly situated executives. The Compensation Committee operates according to the terms of the Compensation Committee Mission Statement which describes the Compensation Committee’s objectives.  The Compensation Committee evaluates and recommends to the Board appropriate policies and decisions relative to executive officer salaries, benefits, bonuses, incentive compensation, severance, and equity-based or other compensation plans.  It also oversees preparation of executive compensation disclosures for inclusion in the Company’s proxy statement.  The Compensation Committee meets as often as necessary to carry out its responsibilities.  Any Compensation Committee member may request the Committee Chairman to convene a meeting.  During 2009, the Compensation Committee held four meetings in person.  The Compensation Committee’s authority and responsibilities include the authority to retain and terminate any internal or external compensation consultants, internal or external legal, accounting or other advisors used to assist in the evaluation of director or executive compensation and has sole authority to approve such advisors’ or counsels’ fees and other retention terms.  All fees and other retention items for compensation consultants, internal or external legal, accounting or other advisors shall be paid by the Company.

Nominating Committee.  The Nominating Committee makes recommendations to the Board of Directors with respect to the size and composition of the Board, reviews the qualifications of potential candidates for election as director, and recommends director nominees to the Board.  The Board has determined that all of the members of the Nominating Committee are independent directors under the applicable rules of NASDAQ.  The Nominating Committee operates under a written charter, which was included as Appendix B to the proxy statement for the 2008 annual meeting of shareholders.  The Nominating Committee met two times in 2009.

Corporate Governance.  The Corporate Governance Committee reviews and develops policies by which the Board of Directors and its committees govern their oversight of our management.  The Corporate Governance Committee met three times in 2009.

Capital Committee.  The Capital Committee analyzes sources and uses of capital, including the payments of dividends to shareholders, acquisitions, and divestitures. The Capital Committee also assists the Board of Directors in its responsibilities of strategic planning and risk oversight.  The Capital Committee met four times in 2009.

How does the Board select nominees for the Board?

The Nominating Committee considers candidates for membership to the Board of Directors suggested by its members and other Board members, as well as management and shareholders.  A shareholder who wishes to recommend a prospective nominee for the Board should notify our Corporate Secretary in writing with whatever supporting material the shareholder considers appropriate, as long as the material includes at a minimum pertinent information concerning the nominee’s background and experience.  The Nominating Committee will also consider whether to nominate any person nominated by a shareholder pursuant to the provisions of our Articles of Incorporation relating to shareholder nominations as described below under the heading “When are shareholder proposals for the 2011 Annual Meeting due?”.

Once the Nominating Committee has identified a prospective nominee, the Nominating Committee makes an initial determination as to whether to conduct a full evaluation of the candidate.  The Nominating Committee bases this initial determination on whatever information is provided to the Committee with the recommendation of the prospective candidate, as well as the Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others.  The Nominating Committee also bases this initial determination primarily on the need for additional Board members to fill vacancies and the likelihood that the prospective nominee can satisfy the evaluation factors described below.

If the Nominating Committee determines, in consultation with the Chairman of the Board and other Board members, as appropriate, that additional consideration is warranted, it may gather additional information about the prospective nominee’s background and experience.  The Committee then evaluates the prospective nominee against the standards and qualifications set out in its charter, including, without limitation, independence, strength of character, business or financial expertise, current or recent experience as an officer or leader of another business, experience as a director of another public company, regulatory compliance knowledge, industry trend knowledge, product/service expertise, practical wisdom, mature judgment, time availability (including the number of other boards he or she sits on in the context of the needs of the board and the company and including time to develop and/or maintain sufficient knowledge of the company and its industry), geography, age, and gender and diversity on the Board.

The Nominating Committee has not adopted a formal policy with regard to the consideration of diversity in identifying director nominees.  In determining whether to recommend a director nominee, members of the Committee consider and discuss diversity, among other factors, with a view toward the needs of the Board of Directors as a whole.   The Committee members generally conceptualize diversity expansively to include, without limitation, concepts such as race, gender, national origin, differences of viewpoint, professional experience, education, skill, and other qualities or attributes that contribute to Board heterogeneity, when identifying and recommending director nominees.  The Nominating Committee believes that the inclusion of diversity as one of many factors considered in selecting director nominees is consistent with the Committee's goal of creating a Board of Directors that best serves the needs of the Company and the interest of its shareholders.

In connection with its evaluation of perspective nominees to the Board, the Nominating Committee determines whether to interview the prospective nominee, and if warranted, one or more members of the Committee, and others as appropriate, interview prospective nominees in person or by telephone.  After completing this evaluation and interview, if warranted, the Committee makes a recommendation to the Board as to the persons who should be nominated by the Board.  The Board determines the nominees after considering the recommendation and report of the Committee.

The Nominating Committee has performed a review of the experiences, qualifications, attributes, and skills of the Board’s current membership, including the director nominees for election to the Board of Directors and the other members of the Board, and believes that the current members of the Board, including the director nominees, as a whole possess a variety of complementary skills and characteristics, including the following:

•	successful business or professional experience;
•
various areas of expertise or experience, which are desirable to the Company’s current business, such as financial, general management practices, planning, legal, marketing, technology, banking, and financial services;

•	personal characteristics such as character, integrity and accountability, as well as sound business judgment and personal reputation;
•	residence in CapitalBank’s service area;
•	willingness and ability to commit the necessary time to fully discharge the responsibilities of Board membership to the affairs of the Company;
•	leadership and consensus building skills; and
•	a commitment to the success of the Company.

The Nominating Committee believes that each individual director has qualifications and skills that together as a whole create a strong and well-balanced Board.

What is the leadership structure of the Board of  Directors and its role in oversight of the Company’s risks?

We are focused on the Company’s corporate governance practices and value independent Board oversight as an essential component of strong corporate performance to enhance shareholder value.  Our commitment to independent oversight is demonstrated by the fact that, except for William G. Stevens, who is our President and Chief Executive Officer, all of our directors are independent.  In addition, all of the members of our Board’s Audit, Compensation, and Nominating Committees are independent.

Our Board believes that it is preferable for Ms. Hartung to serve as Chairman of the Board because of her strong institutional knowledge of the Company’s business, history, industry, markets, organization and executive management gained in her nearly 22 years of service on our Board.  We believe it is the Chief Executive Officer’s responsibility to manage the Company and the Chairman’s responsibility to guide the Board as they provide leadership to our executive management.  As directors continue to have more oversight responsibility than ever before, we believe it is beneficial to have separate individuals in the role of Chairman and Chief Executive Officer.  Traditionally, the Company has maintained the separateness of the roles of the Chairman and the Chief Executive Officer.  In making its decision to continue to have a separate individual as Chairman, the Board considered the time and attention that Mr. Stevens is required to devote to managing the day-to-day operations of the Company.  We believe that this board leadership structure allows the Board to independently assess the performance of the Chief Executive Officer, create a viable succession plan, develop competitive senior executive officer compensation practices, and strengthen our corporate system of checks and balances.

The Board of Directors functions as an agent of our shareholders and is active in compliance oversight and risk management.  The Board’s role is one of informed oversight that takes the form of Board approved audits, procedures, and risk limits, which have been set to ensure that risks remain within acceptable ranges.  This system includes, without limitation, establishing policies that provide controls and limits on the various risks CapitalBank faces, and monitoring these risks on a monthly basis at a minimum, and more frequently if necessary.  The Board reviews the adequacy of the Company’s risk and monitoring systems periodically, and utilizes outside consultants when necessary.

Each of the Board’s standing committees, as described above, is also involved in compliance oversight and risk management to varying extents in the following:

•	determining risk appetites, policies and limits;
•	monitoring and assessing exposures, trends and the effectiveness of risk management;
•	reporting to the Board of Directors; and
•	promoting a sound risk management culture.

While the Board of Directors oversees the Company’s risk management, management is responsible for the day-to-day risk management processes.  We believe this division of responsibility is the most effective approach for addressing the risks facing our Company and that our Board leadership structure supports this approach.

We recognize that different Board leadership structures may be appropriate for companies in different situations. We will continue to reexamine our corporate governance policies and leadership structures on an ongoing basis to ensure that they continue to meet the Company’s needs.

How often did the Board meet during fiscal year 2009?

Our Board held a total of ten regular meetings during 2009.  All of our directors attended at least 75% of the aggregate number of meetings of the Board and the committees on which they served.  We request, but do not require, each member of the Board to attend each annual shareholder meeting.  All of our directors attended last year’s annual shareholder meeting, except for Wayne Q. Justesen, George D. Rodgers, and Lex D. Walters, PhD.  We expect our directors to dedicate sufficient time, energy, and attention to ensure the diligent performance of his or her duties, including attending our shareholder meetings and the meetings of the Board and its committees on which he or she serves.

How are directors compensated?

Each of our directors is also a director of CapitalBank.  Effective July 1, 2009, we eliminated all fees paid to our directors in an effort to reduce expenses.  There were no fees paid to any director of the Company or CapitalBank during the period July 1, 2009 through December 31, 2009.

During the period January 2009 through June 2009, each director of CapitalBank received a retainer fee of $1,100 per month, except for the Chairman of the Board, who received a retainer fee of $3,300 per month.  Each director of CapitalBank received a fee of $200 for attending each regular and special board or committee meeting, except for the Chairman of the Board.  The Chairs of our Audit, Capital, Corporate Governance, Compensation, Loan and Wealth Management Committees received a retainer fee of $200 per month.  The Chair of our Nominating Committee received a retainer fee of $200 only for the months in which the committee had a meeting.

Before July 1, 2009, our directors were paid for attending two advisory board meetings each fiscal year in the amount of $200 per meeting.

We, or CapitalBank, as applicable, also reimburse directors for out-of-pocket expenses reasonably incurred by them in the discharge of their duties as directors of our Company or of CapitalBank and continue to do so even after we eliminated payment of fees.

Our directors are also eligible for issuances of stock options, stock appreciation rights, restricted stock, and performance shares under our 2004 Equity Incentive Plan; however, as of April 1, 2010, no outstanding or unexercised stock options, stock appreciation rights, restricted stock or performance shares have been issued to our directors.

Director Compensation

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Harold Clinkscales, Jr.	$10,600	-	-	-	-	-	$10,600
Patricia C. Hartung	$ 19,800	-	-	-	-	-	$19,800
Wayne Q. Justesen	$9,200	-	-	-	-	-	$9,200
B. Marshall Keys	$11,900(2)	-	-	-	-	-	$11,900
Clinton C. Lemon Jr.	$10,700	-	-	-	-	-	$10,700
Miles Loadholt	$10,700(3)	-	-	-	-	-	$10,700
Thomas C. Lynch Jr.(4)	$8,900	-	-	-	-	-	$8,900
H. Edward Munnerlyn	$11,600	-	-	-	-	-	$11,600
George B. Park	$11,600	-	-	-	-	-	$11,600
George D. Rodgers	$11,800	-	-	-	-	-	$11,800
William G. Stevens	$0	-	-	-	-	-	$0
Lex D. Walters, PhD	$11,600(5)	-	-	-	-	-	$11,600

(1)
Amounts in this column reflect amounts paid in cash in 2009. Directors are eligible to participate in a nonqualified deferred compensation plan that allows deferral of up to 100% of cash fees earned during the year for meetings of CapitalBank. The plan is operated in compliance with IRS Code §409A. Directors must make their deferral elections prior to the year in which the deferred fees are earned. As of December 31, 2009, the interest on deferrals is 3.25%, which is based on the Wall Street Journal Prime Rate at the beginning of the plan year.

(2)	Includes $4,520 in deferred fees.
(3)	Includes $10,700 in deferred fees.
(4)	Mr. Lynch retired from the Board of Directors immediately following the 2009 annual shareholders meeting.
(5)	Includes $11,600 in deferred fees.

What related party transactions involve directors and officers?

The Company and CapitalBank have banking and other transactions in the ordinary course of business with directors and officers of the Company and CapitalBank and their affiliates.  It is the Company’s policy that these transactions be on substantially the same terms (including price, or interest rates and collateral) as those prevailing at the time for comparable transactions with unrelated parties.  The Company does not expect these transactions to involve more than the normal risk of collectibility nor present other unfavorable features to the Company or CapitalBank.  Loans to individual directors and officers must also comply with CapitalBank’s lending policies and statutory lending limits, and directors with a personal interest in any loan application are excluded from the consideration of the loan application.  The Company intends for all of its transactions with its affiliates to be on terms no less favorable to the Company than could be obtained from an unaffiliated third party and to be approved by a majority of disinterested directors.  The aggregate dollar amount of loans outstanding to persons affiliated with CapitalBank was approximately $14.9 million at December 31, 2009.

Who are the Company’s Named Executive Officers?

The following individuals constitute our named executive officers:

Name	Age	Offices Held

William G. Stevens	65	President and Chief Executive Officer

R. Wesley Brewer	42	Chief Financial Officer, Executive Vice President, and Secretary

Mr. Stevens has served as our President and Chief Executive Officer and as one of our directors since our inception in April 1988, and has also served as President and Chief Executive Officer of CapitalBank or predecessors from 1989 until May 1998 and from January 1, 2001 until the present.  NCNB National Bank of South Carolina (formerly Bankers Trust) employed Mr. Stevens for eighteen years prior to 1987.

Mr. Brewer has served as our Chief Financial Officer, Executive Vice President, and Corporate Secretary since July 1, 2000, and he has also served as the Chief Financial Officer, Senior Vice President, and Corporate Secretary of CapitalBank since January 1, 2001.  He served as our Controller, and Controller of our subsidiaries, from 1997 until 2000.  The Federal Deposit Insurance Corporation employed Mr. Brewer for five years prior to 1997.

PROPOSAL TWO
RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUTING FIRM

The Board of Directors, upon recommendation of the Audit Committee, has appointed Elliott Davis, LLC, as our independent registered public accounting firm for the fiscal year ending December 31, 2010, subject to shareholder ratification.  If the shareholders do not ratify this appointment, the Board of Directors upon recommendation of the Audit Committee will consider other certified public accountants.   Even if the shareholders do ratify the appointment, our Audit Committee has the discretion to appoint a different independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interest of the Company and our shareholders.  We provide additional information relating to our Audit Committee below under the heading “Audit Committee Report.”

We expect a representative of Elliott Davis, LLC, to be in attendance at the annual meeting.  The representative will have the opportunity to make a statement and will be available to respond to appropriate questions.

The following table presents fees for professional services rendered by Elliott Davis, LLC for the audit of our annual financial statements for 2009 and 2008, together with fees for audit-related services and tax services rendered by Elliott Davis, LLC for 2009 and 2008.

	2009	2008
Audit Fees1	$110,500	$101,000
Tax Fees2	$7,950	$7,200
All Other Fees3	$108,640	$21,365
Total	$227,090	$129,565

1
Audit fees consisted of the audit of the Company’s annual consolidated financial statements and for reviews of the condensed consolidated financial statements included in the Company’s quarterly reports on Form 10-Q.

2	Tax fees consist primarily of the preparation of the Company’s annual Federal and State income tax returns.
3
Other fees for 2009 include the audit of the Company’s 401(k) plan, cost segregation study for various branches, reviews of various SEC filings, including stock offering documents, services related to a proposed asset transaction, internal controls/SOX 404 procedures, services related to regulatory exam issues, year end tax planning to maximize income tax refunds, and miscellaneous accounting and tax issues research.  Other fees for 2008 include the audit of the Company’s 401(k) plan as well as miscellaneous accounting and tax issues research and consultation.

All audit, audit-related and tax services were pre-approved by the Audit Committee, which concluded that provision of such services by Elliott Davis, LLC was compatible with the maintenance of Elliott Davis, LLC’s independence in the conduct of its auditing functions.

The Board recommends that shareholders vote “FOR” the ratification of Elliott Davis, LLC as our independent registered public accounting firm for fiscal year ending December 31, 2010.

OTHER BUSINESS

As of the date of this proxy statement, our Board of Directors knows of no other matter to come before the annual meeting.  However, if any matter requiring a vote of the shareholders should arise, the Board designees intend to vote the proxy in accordance with the Board’s recommendation, or in the absence of a Board recommendation, in accordance with their best judgment.

SECURITY OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS
AND CERTAIN BENEFICIAL OWNERS

Who are the largest owners of our stock?

The following table sets forth certain information known to us regarding the beneficial ownership of our common stock as of March 19, 2010.  Information is presented for each shareholder who was the beneficial owner of more than five percent of our outstanding common stock.

Name and Address	Number of Shares Beneficially Owned (1)	Percentage (1)
Community Capital Corporation Employee Stock Ownership Plan with 401k Provisions, 1402-C Highway 72 West, Greenwood, SC 29649	754,750	7.61%
Swiftwater Capital Management, LP Greenville, SC 29607	750,000	7.56%
Horwitz & Associates Riverwoods, IL 60015	722,610	7.28%

(1)
We determine beneficial ownership in accordance with the rules and regulations of the SEC, which generally includes voting or investment power with respect to securities.  We deem outstanding shares of our common stock issuable upon the exercise of options currently exercisable, or exercisable within 60 days as of March 19, 2010, for computing the percentage ownership of the person holding the options, but do not deem outstanding the shares for computing the percentage ownership of any other person.  We base percentage ownership on 9,921,321 shares outstanding on March 19, 2010.

How much stock do our directors and executive officers own?

The following table shows, as of March 19, 2010, the amount of our common stock beneficially owned (unless otherwise indicated) by:  (i) each of our directors, each nominee for director, and each of our executive officers, individually, and (ii) all of our directors and executive officers, as a group.  The mailing address for each beneficial owner is care of Community Capital Corporation, 1402-C Highway 72, West Greenwood, South Carolina 29649.  Except as otherwise specified in the notes to the following table, each of the shareholders named in the table has indicated to us that the shareholder has sole voting and investment power with respect to all shares of our common stock reflected as being beneficially owned by that shareholder.

Name	Number of Shares Beneficially Owned (1)	Percentage (1)
Lex D. Walters, Ph.D.	268,481 (2)	2.71%
William G. Stevens	248,528 (3)	2.50%
George B. Park	226,654 (4)	2.28%
H. Edward Munnerlyn	156,415 (5)	1.58%
R. Wesley Brewer	111,599 (6)	1.12%
Harold Clinkscales, Jr.	106,276 (7)	1.07%
Miles Loadholt	93,062 (8)	*
Patricia C. Hartung	91,982 (9)	*
Clinton C. Lemon, Jr.	61,777 (10)	*
Wayne Q. Justesen, Jr.	59,067 (11)	*
Stephen G. Skiba …………………………………………………………………………..	49,727	*
B. Marshall Keys	47,112 (12)	*
George D. Rodgers	32,611 (13)	*
All directors and executive officers as a group (13 persons)	1,553,291	15.66%

*      Amount represents less than 1.0%.
(1)
We determine beneficial ownership in accordance with the rules and regulations of the SEC, which generally includes voting or investment power with respect to securities.  We deem outstanding shares of our common stock issuable upon the exercise of options currently exercisable, or exercisable within 60 days as of March 19, 2010, for computing the percentage ownership of the person holding the options, but do not deem outstanding the shares for computing the percentage ownership of any other person.  We base percentage ownership on 9,921,321 shares outstanding on March 19, 2010.

(2)	Includes 6,121 shares held by Dr. Walters’ wife. Includes 261,818 shares pledged as security.
(3)	Includes 59,300 shares held by Mr. Stevens’ wife. Includes 57,411 shares held in the Community Capital Corporation Employee Stock Ownership Plan. Includes 164,167 shares pledged as security.
(4)	Includes 224,116 shares pledged as security.
(5)	Includes 1,558 shares held by Mr. Munnerlyn’s wife. Includes 150,000 shares pledged as security.
(6)	Includes 55,016 shares held in the Community Capital Corporation Employee Stock Ownership Plan. Includes 15,905 shares pledged as security.
(7)	Includes 33,596 shares held by Mr. Clinkscales as custodian for Mr. Clinkscales’ daughters.
(8)	Includes 73,341 shares pledged as security.
(9)	Includes 72,900 shares pledged as security.
(10)	Includes 2,993 shares held in the C. Calhoun Lemon, Sr. 1972 Trust.
(11)	Includes 18,533 shares pledged as security.
(12)	Includes 260 shares held by Mr. Keys’ wife, and 1,569 shares held in the name of Mr. Keys’ business.
(13)	Includes 1,033 shares in an IRA for Mr. Rodgers’ wife, and 657 shares held in the W. Gordon Rodgers Trust.

Section 16(a) Beneficial Ownership Reporting Compliance

As required by Section 16(a) of the Securities Exchange Act of 1934, the Company’s directors, its executive officers, and certain individuals are required to report periodically their ownership of the Company’s common stock and any changes in ownership to the SEC.  Based on review of Forms 3, 4, and 5 and any representations made to the Company, we believe that all of our directors and executive officers complied during fiscal year 2009 with the filing requirements under Section 16(a) of the Securities Exchange Act of 1934, with the exception of a Form 4 for Clinton C. Lemon, Jr. for 1,843 shares purchased through the Company’s rights offering.  A Form 5 was filed on February 16, 2010 with the appropriate information.

EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

The following table shows the compensation we paid for the years ended December 31, 2009 and 2008 to our Chief Executive Officer and our Chief Financial Officer (collectively, our “named executive officers”).

Summary Compensation Table
Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (2)	All Other Comp. ($) (3)	Total ($) (4)
William G. Stevens, President/CEO	2009	$295,190	$61,400	-	$0	$370,057	$23,489	$750,136
	2008	$288,532	$62,920	-	$0	$262,113	$29,579	$643,144

R. Wesley Brewer, CFO, EVP and Secretary	2009	$167,692	$49,120	-	$0	$15,511	$19,896	$252,219
	2008	$164,000	$31,460	-	$0	$12,437	$21,393	$229,290

(1)
Stock Awards –  From time to time, the Company has awarded shares of restricted stock to its executive officers pursuant to the 2004 Equity Incentive Plan.  The Company awarded 10,000 shares and 4,000 shares of restricted stock to Mr. Stevens during 2009 and 2008, respectively, and 8,000 shares and 2,000 shares of restricted stock to Mr. Brewer during 2009 and 2008, respectively.  These awards cliff vest in three years and are fully vested on February 1, 2012 and 2011, respectively.  The value of the restricted stock grants shown above equals the grant date fair value in accordance with FASB ASC Topic 718.  See discussion of assumptions used in the valuation of the stock awards in Note 15, “Stock Compensation Plans” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

(2)
Change in Pension Value and Non Qualified Deferred Compensation Earnings- Represents the change in each named executive officer’s accrual account balance associated with a non-qualified, defined benefit Supplemental Executive Retirement Plan (SERP). The amounts shown include both Company contributions and earnings on prior accruals, with annual accruals based on the terms of salary continuation agreements discussed below in this proxy statement.  The increase in value for 2009 and 2008 reflects factors such as the executive’s age, current compensation, projected retirement benefit, and anticipated future accruals prior to retirement.

(3)
All other Compensation – Represents the amounts paid to or on behalf of the named executive officers for insurance premiums, memberships, and auto allowance.  The amounts for each year are detailed below.

All Other Compensation	Year	Director Fees	Life Insurance Premiums	401k Match	Imputed income BOLI Death Benefit	Executive Mileage	Country Club Dues & Assessments	Long Term Care Premiums
CEO	2009	$0	$360	$11,025	$2,186	$2,348	$6,027	$1,543
CEO	2008	$0	$360	$9,450	$10,301	$1,797	$5,999	$1,672

CFO	2009	n/a	$360	$7,546	$1,692	$6,086	$3,543	$669
CFO	2008	n/a	$360	$9,450	$1,613	$5,731	$3,515	$724

(4)	Total – Represents the sum of all compensation paid to the named executive officer for 2009 and 2008.

Outstanding Equity Awards at Fiscal Year-End

		Stock Awards
Name	Fiscal Year End	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
				(1)	(2)
William G. Stevens	2009	-	-	18,250	$52,925

R. Wesley Brewer	2009	-	-	13,000	$37,700

(1)
Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested - Represents the number of unvested shares of restricted stock as of December 31, 2009. The restricted stock vests 100% on the third anniversary of the date of the grant, subject to the holder’s continued employment.

(2)
Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested - Represents the market value of unvested shares of restricted stock as of December 31, 2009. Amounts in this column reflect the closing price of the common stock of $2.90 as of December 31, 2009. The restricted stock will cliff vest on the third anniversary of the date of the grant, subject to the holder’s continued employment.

Compensation Arrangements

Employment Agreements

William G. Stevens

On March 3, 2008, the Company entered into an employment agreement with Mr. Stevens, the President and Chief Executive Officer of our Company and CapitalBank.  Unless terminated earlier, the employment agreement provides an initial three-year term of employment.  Thereafter, the term will automatically renew for successive one-year terms, unless either party delivers written notice of intent not to renew to the other party not less than 270 calendar days prior to the expiration of the initial term or the then current renewal term.  Mr. Stevens’ initial base salary is $295,190, which amount is subject to annual review by the Board of Directors and may be increased.  Mr. Stevens is eligible to receive each fiscal year a performance-based annual incentive payment which will be awarded and paid to Mr. Stevens each fiscal year as determined by the Board of Directors and will be based on specific performance criteria to be identified.  Furthermore, Mr. Stevens is eligible for the Company’s equity incentive program and for the grant of stock options, restricted stock, and other similar awards.  During the term of the Mr. Stevens’ employment, the Company will provide split dollar life insurance coverage on the life of Mr. Stevens in an amount of $1.2 million.  Mr. Stevens is entitled to participate in any employee benefit plans generally available to employees of the Company or senior officers of the Company, and is entitled to normal perquisites provided to senior officers of the Company, provided that Mr. Stevens is otherwise qualified to participate in such plans or programs.  The employment agreement also contains provisions relating to non-solicitation of customers and personnel and non-competition during the term of employment and the two years thereafter, as well as provision relating to the protection of confidential information.

Mr. Stevens’ employment may be terminated for death, disability, or with or without cause. If the Company terminates Mr. Stevens’ employment without cause, then the Company will pay to Mr. Stevens severance compensation, less applicable taxes and other deductions, equal to two times the aggregate cash salary and bonuses being paid at the time of termination.  Such severance payment will be payable without interest in equal monthly installments with the final installment due on the second anniversary of the date of the termination of Mr. Stevens’ employment. The Company’s obligation to make the severance payments is expressly conditioned upon the execution and delivery by Mr. Stevens of a separation agreement and general release.  In the event of a violation or breach by Mr. Stevens of certain non-competition and confidential information covenants set forth in the employment agreement, the Company will be entitled to terminate the Company’s obligations to make the severance payments and to recover from Mr. Stevens the severance payments previously paid to Mr. Stevens.

In addition, the Mr. Stevens’ employment may be terminated for good reason by Mr. Stevens during the period beginning 120 days before and ending 10 days following a change in control of the Company.  If Mr. Stevens so terminates his employment for good reason, then (1) the Company will pay him in a lump sum an amount equal to 2.99 times his then current annual aggregate cash compensation, and (2) any outstanding incentive awards, including restricted stock and options, granted under equity incentive arrangements will fully vest and become exercisable, as applicable.  The Company’s obligation to make such change in control payment is expressly conditioned upon the execution and delivery by Mr. Stevens of a separation agreement and general release.

In the event Mr. Stevens is a full-time employee of the Company, or of the acquirer of the Company, 30 days after the consummation by the Company of a change in control, Mr. Stevens will receive a retention bonus benefit equal to 2.99 times the then current annual aggregate cash compensation payable in a lump sum to Mr. Stevens.  The Company’s obligation to pay such retention bonus is expressly conditioned upon the execution and delivery by Mr. Stevens of a release.  In the event of a violation by Mr. Stevens of certain non-competition and confidential information covenants set forth in the employment agreement, the Company is under no obligation to pay the retention bonus and the Company may recover from Mr. Stevens the previously paid retention bonus.  Mr. Stevens’ employment agreement provides that in no event shall Mr. Stevens be entitled to receive both a change in control payment and a retention bonus.

In the event that the Company’s independent public accountants determine that the payments provided for in the employment agreement constitute “excess parachute payments” under Section 280G of the Internal Revenue Code, and the amount that such payments exceed the permissible Section 280G limit is less than 20% of the aggregate amount of such payments, such payments will be reduced to the point that such payments shall not be “excess parachute payments” under the Internal Revenue Code. However, in the event that the Company’s independent public accountants determine that the aggregate amount of the payments otherwise payable to Mr. Stevens constitute “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code, and the amount of the payments which exceeds the permissible Section 280G limit is at least 20% of the aggregate amount of such payments, Mr. Stevens will be entitled to a tax gross-up which the Company shall pay or cause to be paid to Mr. Stevens.

R. Wesley Brewer

On March 3, 2008, the Company also entered into an employment agreement with Mr. Brewer, the Chief Financial Officer and Executive Vice-President of our Company.  Unless terminated earlier, the employment agreement provides an initial three-year term of employment.  Thereafter, the term will automatically renew for successive one-year terms, unless either party delivers written notice of intent not to renew to the other party not less than 270 calendar days prior to the expiration of the initial term or the then current renewal term.  Mr. Brewer’s initial base salary is $167,692, which amount is subject to annual review by the Board of Directors and may be increased.  Mr. Brewer is eligible to receive each fiscal year a performance-based annual incentive payment which will be awarded and paid to Mr. Brewer each fiscal year as determined by the Board of Directors and will be based on specific performance criteria to be identified.  Furthermore, Mr. Brewer will be eligible for the Company’s equity incentive program and for the grant of stock options, restricted stock, and other similar awards.  During the term of Mr. Brewer’s employment, the Company will provide split dollar life insurance coverage on the life of Mr. Brewer in an amount of $1.44 million.  Mr. Brewer will be entitled to participate in any employee benefit plans generally available to employees of the Company or senior officers of the Company, and is entitled to all normal perquisites provided to senior officers of the Company, provided that Mr. Brewer is otherwise qualified to participate in such plans or programs.  The employment agreement also contains provisions relating to non-solicitation of customers and personnel and non-competition during the term of employment and the two years thereafter, as well as provision relating to the protection of confidential information.

Mr. Brewer’s employment may be terminated for death, disability, or with or without cause.  If the Company terminates Mr. Brewer’s employment without cause, then the Company will pay to Mr. Brewer severance compensation, less applicable taxes and other deductions, equal to two times the aggregate cash salary and bonuses being paid at the time of termination.  Such severance payment will be payable without interest in equal monthly installments with the final installment due on the second anniversary of the date of the termination of Mr. Brewer’s employment.  The Company’s obligation to make the severance payments is expressly conditioned upon the execution and delivery by Mr. Brewer of a separation agreement and general release.  In the event of a violation or breach by Mr. Brewer of certain non-competition and confidential information covenants set forth in the employment agreement, the Company will be entitled to terminate the Company’s obligations to make the severance payments and to recover from Mr. Brewer the severance payments previously paid to Mr. Brewer.

In addition, Mr. Brewer’s employment may be terminated for good reason by Mr. Brewer during the period beginning 120 days before and ending 10 days following a change in control of the Company.  If Mr. Brewer so terminates his employment for good reason, then (1) the Company will pay him in a lump sum an amount equal to 2.99 times his then current annual aggregate cash compensation, and (2) any outstanding incentive awards, including restricted stock and options, granted under equity incentive arrangements will fully vest and become exercisable, as applicable.  The Company’s obligation to make such change in control payment is expressly conditioned upon the execution and delivery by Mr. Brewer of a separation agreement and general release.

In the event Mr. Brewer is a full-time employee of the Company, or of the acquirer of the Company, 30 days after the consummation by the Company of a change in control, Mr. Brewer will receive a retention bonus benefit equal to 2.99 times the then current annual aggregate cash compensation payable in a lump sum to Mr. Brewer.  The Company’s obligation to pay such retention bonus is expressly conditioned upon the execution and delivery by Mr. Brewer of a release.  In the event of a violation by Mr. Brewer of certain non-competition and confidential information covenants set forth in the employment agreement, the Company is under no obligation to pay the retention bonus and the Company may recover from Mr. Brewer the previously paid retention bonus.  The employment agreement provides that in no event shall Mr. Brewer be entitled to receive both a change in control payment and a retention bonus.

In the event that the Company’s independent public accountants determine that the payments provided for in the employment agreement constitute “excess parachute payments” under Section 280G of the Internal Revenue Code, and the amount that such payments exceed the permissible Section 280G limit is less than 20% of the aggregate amount of such payments, such payments shall be reduced to the point that such payments shall not be “excess parachute payments” under the Internal Revenue Code. However, in the event that the Company’s independent public accountants determine that the aggregate amount of the payments otherwise payable to Mr. Brewer constitute “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code, and the amount of the payments which exceeds the permissible Section 280G limit is at least 20% of the aggregate amount of such payments, Mr. Brewer will be entitled to a tax gross-up which the Company shall pay or cause to be paid to Mr. Brewer.

Salary Continuation Agreements

We also have a non-qualified, unfunded supplemental executive retirement plan arrangement (“SERP”) in place for Messrs. Stevens and Brewer, in the form of a salary continuation agreement.  We provide a SERP to the named executive officers as an important part of their overall compensation package.  In addition, each SERP includes important retention provisions that protect the Company upon the officer’s termination of employment.  We believe the SERP helps support the objective of maintaining a stable, committed, and qualified team of key executives that are focused on the long-term performance of the Company.

We currently have SERPs with Messrs. Stevens and Brewer that have been in place since October 17, 2002.  For Mr. Stevens, the SERP allocates a supplemental retirement benefit of 49.45% of average annual cash compensation over the most recently completed three calendar years of employment that will be paid in equal monthly installments for 18 years starting at age 65.  For Mr. Brewer, the SERP allocates a benefit of 40% of average annual cash compensation over the most recently completed three calendar years of employment that will be paid in equal monthly installments for 21 years starting at age 62.  These benefit payments would remain the same under a change in control provision that is incorporated into the SERP.  The executive is entitled to a change in control benefit only in the event of the executive's termination of employment following a change in control, payable at normal retirement age (August 31 following attainment of age 65 for Mr. Stevens and age 62 for Mr. Brewer).

In the event of death or disability, we are obligated to pay Messrs. Stevens and Brewer, or beneficiaries, in lieu of any other benefit under the salary continuation agreements, a lump sum benefit within 90 days of the death or termination of employment, respectively.  The lump sum benefit is based on 100% vesting of the balance in the executive’s accrual account at the end of the plan year (currently August 31st) immediately prior to the date of termination due to death or disability.

In the event of termination of employment for reasons other than death, disability, retirement, change in control, or termination for cause, Mr. Stevens and Mr. Brewer are entitled to an annual payment under the terms of the SERP.  The benefit amount is tied to their annual compensation, and it is equal to the vested portion of the executive’s SERP accrual account at the end of the plan year immediately prior to the date of termination.  The benefit is payable in 12 equal monthly installments for 18 years following Mr. Stevens attaining the age of 65 and 21 years following Mr. Brewer attaining the age of 62.  These termination payments vest 10% for each year of service with the Company (or its predecessor).  As of the date hereof, both Mr. Stevens and Mr. Brewer are 100% vested.

Split Dollar Agreements

CapitalBank has entered into a split dollar agreement with Mr. Stevens as of December 31, 2003.  Under the split dollar agreement, as long as Mr. Stevens continues to be employed by us until the earliest of August 31st following his sixty-fifth birthday, the date of termination of employment on account of disability, or the date of a change of control, he has the right to designate a beneficiary of any remaining death proceeds of an insurance policy owned by CapitalBank on his life.  The remaining proceeds are those proceeds remaining following the payout to CapitalBank of death proceeds equal to the greater of: (a) the cash surrender value of the policy; (b) the aggregate premiums paid on the policy by CapitalBank less any outstanding indebtedness to the insurer; or (c) the total death proceeds less the split dollar amount, which is 60% of the difference between the total policy death proceeds and the policy cash surrender value at the date of Mr. Stevens’ death.

CapitalBank has also entered into a split dollar agreement with Mr. Brewer as of October 17, 2002.  Under the split dollar agreement, as long as Mr. Brewer continues to be employed by us until the earliest of August 31st following his sixty-second birthday, the date of termination of employment on account of disability, or the date of a change of control, he has the right to designate a beneficiary of any remaining death proceeds of an insurance policy owned by CapitalBank on his life.  The remaining proceeds are those proceeds remaining following the payout to CapitalBank of death proceeds equal to the greater of: (a) the cash surrender value of the policy; (b) the aggregate premiums paid on the policy by CapitalBank less any outstanding indebtedness to the insurer; or (c) the total death proceeds less the split dollar amount, which is 50% of the difference between the total policy death proceeds and the policy cash surrender value at the date of Mr. Brewer’s death.  CapitalBank may not sell, surrender, or transfer ownership of the policy while the agreement is in effect without first giving Mr. Brewer or his transferee the option to purchase the policy at its cash surrender value for a period of 60 days from CapitalBank’s written notice of intent to sell, surrender, or transfer.

REPORT OF THE AUDIT COMMITTEE

The report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the information contained in the report by reference, and shall not be deemed under such acts.

The Audit Committee has reviewed and discussed with management the audited financial statements.  The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61.  The Audit Committee has received from the independent registered public accounting firm the written disclosures and the letters required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence and has discussed with the independent registered public accounting firm’s independence from the Company and its management.  In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on SEC Form 10-K for the fiscal year ended December 31, 2009 for filing with the SEC.

The report of the Audit Committee is included herein at the direction of its members, Lex D. Walters, PhD (Chairman), Patricia C. Hartung, Wayne Q. Justesen, Jr., Clinton C. Lemon, Jr., Miles Loadholt, George B. Park, and Stephen G. Skiba.

MISCELLANEOUS

Does the Company have a code of ethics?

We expect all of our employees to conduct themselves honestly and ethically, particularly in handling actual and apparent conflicts of interest and providing full, accurate, and timely disclosure to the public.

We have adopted a Senior Financial Officer Code of Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions.  A copy of our Senior Financial Officer Code of Ethics was included as Exhibit 14 to our Annual Report on Form 10-K for the year ended December 31, 2003, which was filed with the SEC on March 26, 2004.

How do shareholders communicate with our Board of Directors?

Shareholders and other parties interested in communicating directly with the Board may do so by addressing correspondence to our Chairman of the Board at the address indicated on page one of this proxy statement.  Shareholders and other parties interested in communicating directly with individual Board members may do so by addressing correspondence to the individual Board member at the address indicated on page one of this proxy statement.  The Corporate Secretary or his designee will review all such correspondence and regularly forward to the Board a summary of the correspondence and copies of the correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the Board or its committees or that he otherwise determines requires their attention.  Directors may at any time review a log of all correspondence received by the Company that is addressed to members of the Board and request copies of such correspondence.  Concerns relating to accounting, internal controls, or auditing matters may be addressed to the attention of our internal audit department, who will forward such correspondence to our Audit Committee.

When are shareholder proposals for the 2011 Annual Meeting due?

If you would like to have a proposal considered for inclusion in the proxy statement for the 2011 annual meeting of shareholders, we must receive your written proposal at the address on the cover of this proxy statement, attention Corporate Secretary, no later than December 10, 2010.  Each shareholder submitting proposals for inclusion in the proxy statement must comply with the proxy rules under the Securities Exchange Act of 1934, including, without limitation, being the holder of at least $2,000 in market value, or 1%, of the securities entitled to be voted on the proposal at the annual meeting for at least one year by the date the shareholder submits the proposal and continue to hold those securities through the date of the 2011 annual meeting of shareholders.

If you wish to submit a proposal for consideration at the 2011 annual meeting of shareholders, which will not be included in the proxy statement for the meeting, we must receive your proposal in accordance with our Amended and Restated Bylaws ("Bylaws").  Our Bylaws require timely advance written notice of any proposals to be presented at an annual meeting of shareholders.  For a notice to be timely, it must be received at our principal offices at the address on the cover of this proxy statement 60 days, but not more than 90 days, prior to the anniversary date of the immediately preceding annual meeting of shareholders.  In other words, proposals for the 2011 annual meeting of shareholders must be received by at least March 28, 2011 but not prior to February 25, 2011.  However, if the 2011 annual meeting of shareholders is not held within 30 days before or after May 26, 2011, then for the notice by the shareholder to be timely, it must be received at our principal offices at the address on the cover of this proxy statement not later than the close of business on the 10th day following the date on which the notice of the 2011 annual meeting of shareholders was actually mailed.  The notice must give:  (a) a brief description of the business desired to be brought before the 2011 annual meeting of shareholders (including the specific proposal(s) to be presented) and the reasons for conducting the business at the 2011 annual meeting of shareholders; (b) the name and address, as they appear on our books, of the shareholder(s) proposing the business; (c) the class and number of shares that are held beneficially, but not held of record, by the proposing shareholder(s) as of the record date for the 2011 annual meeting of shareholders, if the date has been made publicly available, or as of a date within 10 days of the effective date of the notice by the proposing shareholder(s) if the record date has not been made publicly available, and (d) any interest of the proposing shareholder(s) in the business.  Shareholders desiring to make proposals to be presented at the 2011 annual meeting of shareholders are directed to these requirements as more specifically set forth in our Bylaws, a copy of which is available upon request to our Corporate Secretary at the address listed on the cover of this proxy statement.  The chairman of the 2011 annual meeting of shareholders may exclude from the meeting any matters that are not properly presented in accordance with these Bylaw requirements.

Notwithstanding the foregoing, our Articles of Incorporation entitle any shareholder entitled to vote for the election of directors to make nominations for the election only by giving written notice to our Corporate Secretary at least 30 days but not more than 60 days prior to the annual meeting of shareholders at which directors are to be elected, unless the requirement is waived in advance of the meeting by the affirmative vote of 80% of our directors.

ANNUAL REPORT ON FORM 10-K

Shareholders to whom this proxy statement is mailed who desire a copy of the Annual Report on Form 10-K may obtain one without charge by making written request to R. Wesley Brewer, Chief Financial Officer, P. O. Box 218, Greenwood, South Carolina 29648.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 26, 2010

This proxy statement and the Annual Report for the 2010 annual shareholders meeting to be held on May 26, 2010 are available at www.comcapcorp.com and http://www.snl.com/IRWebLinkX/  GenPage.aspx?IID=109076&GKP=203536.

You may obtain directions to attend the meeting and vote in person by contacting Investor Relations at (864) 941-8242.